Exhibit 99.2

2 Available Information On May 6, 2021, Consolidated Edison, Inc. issued a press release reporting its first quarter 2021 earnings and filed with the Securities and Exchange Commission the company’s first quarter 2021 Form 10-Q. This presentation should be read together with, and is qualified in its entirety by reference to, the earnings press release and the Form 10-Q. Copies of the earnings press release and the Form 10-Q are available at: www.conedison.com. (Select "For Investors" and then select "Press Releases" and “SEC Filings,” respectively.) Forward-Looking Statements This presentation contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will," "target," "guidance" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP Financial Measures This presentation also contains financial measures, adjusted earnings and adjusted earnings per share (adjusted EPS) and, for the Clean Energy Businesses (CEBs), adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted EPS exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the impairment loss related to Con Edison's investment in Stagecoach Gas Services, LLC (Stagecoach), the effects of the CEBs' hypothetical liquidation at book value (HLBV) accounting for tax equity investors in certain renewable and sustainable electric production projects and mark-to-market accounting. Adjusted EBITDA for the CEBs refers to the CEBs' net income for common stock, excluding the effects of HLBV and mark-to-market accounting, before interest, taxes, depreciation and amortization plus the pre-tax equivalent of production tax credits. Management uses adjusted earnings and adjusted EPS to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management uses the CEBs' adjusted EBITDA to evaluate the performance of the CEBs. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of the financial performance of Con Edison and the CEBs. For more information, contact: Jan Childress, Director, Investor Relations Tel.: 212-460-6611, Email: childressj@coned.com www.conEdison.com

Table of Contents 3 Page Organizational Structure and Plan 4 – 5 Our Clean Energy Commitment 6 Dividend and Earnings Announcements 7 1Q 2021 Earnings 8 – 11 1Q 2021 Developments 12 – 14 Five-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (Non-GAAP) 15 The Coronavirus Disease (COVID-19) Pandemic 16 - 20 CECONY Operations and Maintenance Expenses 21 Composition of Regulatory Rate Base 22 Average Rate Base Balances 23 Regulated Utilities' Rates of Return and Equity Ratios 24 Capital Expenditures and Utilities' Capital Expenditures 25 - 26 Financing Plan for 2021 – 2023 27 2021 Financing Activity 28 Capital Structure and Commercial Paper Borrowings 29 - 30 Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA) 31 - 32 The Coronavirus Aid Relief and Economic Security (CARES) Act and 2021 Appropriations Act 33 Utilities' Sales and Revenues 34 - 36 1Q 2021 Summary Segmented Financial Statements 37 - 39 Reliable Clean City (RCC) Projects 40 Environmental, Social and Corporate Governance 41 - 43 Rating Agency Credit Metrics 44 List of Notes to 2021 First Quarter Form 10-Q Financial Statements 45

Organizational Structure 4 a. As of March 31, 2021. b. Senior unsecured ratings and outlook shown in order of Moody’s / S&P Global Ratings (S&P) / Fitch. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. c. Based on the current project cost estimate and CET Gas’ previous capping of its cash contributions to the joint venture, this ownership interest is expected to be reduced to 8.5 percent. Con Edison Clean Energy Businesses, Inc. (Clean Energy Businesses or CEBs) Utilities Transmission Orange and Rockland Utilities, Inc. (O&R) Consolidated Edison Company of New York, Inc. (CECONY) Clean Energy Market Cap(a): $26.0 billion Ratings(b): Baa2 / BBB+ / BBB+ Outlook(b): Stable / Negative / Negative Consolidated Edison Transmission, LLC (CET Electric) Con Edison Gas Pipeline and Storage, LLC (CET Gas) Mountain Valley Pipeline, LLC (MVP) Stagecoach Gas Services, LLC (Stagecoach) New York Transco LLC 50%11.2%(c) 45.7% Con Edison Transmission, Inc. (Con Edison Transmission or CET) Rockland Electric Company (RECO)

5 Strengthen core utility delivery business Grow existing clean energy businesses and pursue additional clean energy growth opportunities consistent with our risk appetite Pursue additional regulated growth opportunities to add value in the evolving industry Strategic Provide steady, predictable earnings Maintain balance sheet stability Value Oriented Pay attractive, growing dividends Customer Focused Provide safe and reliable service Enhance the customer experience Achieve operational excellence and cost optimization The Con Edison Plan CECONY has long-range plans to achieve its strategic priorities of public and employee safety, operational excellence, and an enhanced customer experience. The company’s 20-year plans for its electric and gas business are designed to help the company navigate today’s challenges while preparing for changes in the energy landscape. The plans are available on our website at the following links: https://www.coned.com/-/media/files/coned/documents/our-energy-future/our-energy-projects/electric-long-range-plan.pdf https://www.coned.com/-/media/files/coned/documents/our-energy-future/our-energy-projects/gas-long-range-plan.pdf

Our Clean Energy Commitment Con Edison is committed to leading and delivering the transition to the clean energy future Tripling Energy Efficiency by 2030 • Energy use is reduced by using clean technology improvements • Plan to invest $1.5 billion in energy efficiency by 2025 to meet statewide targets 100% Clean Electricity by 2040 • We want to use our expertise in developing, owning, and operating renewable generation and are seeking governmental authorization to add thousands of megawatts of medium- and large-scale renewable generation in New York • We want to continue investing in new transmission and energy storage to support the increased use of clean energy resources 6 All-in Support for Electric Vehicles • We will accelerate the move toward electric cars, trucks, and buses by connecting thousands of new public and customer-owned charging stations • Light-duty electric vehicle “make-ready” program approved by the NYSPSC in July 2020 includes $290 million investment for CECONY and $24 million investment for O&R through 2025 • CECONY rate plan includes $52 million in electric vehicle programs ($30 million included in July 2020 “make-ready” order) Accelerating Reduction of Fossil Fuels for Heating • We will expand efforts to reduce the use of fossil fuels for heating through energy efficiency, investing in emerging technologies, and our innovative clean-energy technologies, including our Smart Solutions program Our Clean Energy Commitment: https://www.coned.com/en/our-energy-future/our-energy-vision/our-energy-future-commitment

Dividend and Earnings Announcements 7 • On April 15, 2021, the company issued a press release reporting that the company had declared a quarterly dividend of 77.5 cents a share on its common stock. • On May 6, 2021, the company issued a press release in which it reaffirmed its previous forecast of adjusted earnings per share for the year 2021 to be in the range of $4.15 to $4.35 per share.(a) Reported EPS (GAAP) Adjusted EPS (Non-GAAP) $1.23 $1.13 $1.44 $1.35 2021 2020 2021 2020 1Q 2021 vs. 1Q 2020 a. Adjusted earnings per share exclude the impact of the impairment loss related to Con Edison's investment in Stagecoach (($0.35) a share after-tax), the effects of HLBV accounting for tax equity investments in certain renewable and sustainable electric production projects of the Clean Energy Businesses (approximately $0.23 a share after-tax) and the net mark-to-market effects of the Clean Energy Businesses, the amount of which will not be determinable until year end.

1Q 2021 Earnings 8 Earnings per Share Net Income for Common Stock ($ in Millions) 2021 2020 2021 2020 Reported Net Income for Common Stock and EPS – GAAP basis $1.23 $1.13 $419 $375 Impairment loss related to investment in Stagecoach (pre-tax) 0.51 — 172 — Income taxes (a) (0.16) — (52) — Impairment loss related to investment in Stagecoach (net of tax) 0.35 — 120 — HLBV effects of the Clean Energy Businesses (pre-tax) — 0.06 1 17 Income taxes (b) — (0.02) — (4) HLBV effects of the Clean Energy Businesses (net of tax) — 0.04 1 13 Net mark-to-market effects of the Clean Energy Businesses (pre-tax) (0.19) 0.25 (65) 83 Income taxes (b) 0.05 (0.07) 16 (20) Net mark-to-market effects of the Clean Energy Businesses (net of tax) (0.14) 0.18 (49) 63 Adjusted Earnings and Adjusted EPS – non-GAAP basis $1.44 $1.35 $491 $451 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 30% for the three months ended March 31, 2021. b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 24% for the three months ended March 31, 2021 and 2020, respectively.

Walk from 1Q 2020 EPS to 1Q 2021 EPS 9 Variance in Reported EPS (GAAP) Variance in Adjusted EPS (Non-GAAP) 1Q 2020 Reported EPS CECONY O&R CEBs CET Other 1Q 2021 Reported EPS $1.13 $0.14 $(0.01) $0.38 $(0.39) $1.23 1Q 2020 Adjusted EPS CECONY O&R CEBs CET Other 1Q 2021 Adjusted EPS $1.35 $0.14 $(0.01) $(0.03) $1.44 $0.02 (a) (a) a. Includes parent company and consolidation adjustments. $(0.03) $(0.02)

1Q 2021 vs. 1Q 2020 EPS Variances – Three Months Ended Variation

CECONY[(a)]		
Changes in rate plans	$ 0.29	Primarily reflects higher electric and gas net base revenues of $0.16 a share and $0.15 a share, respectively, due to electric and gas base rate increases in January 2021 under the company's rate plans.
Weather impact on steam revenues	0.06	Reflects the impact of colder winter weather in 2021.
Operations and maintenance expenses	(0.09)	Reflects higher costs for pension and other postretirement benefits of $(0.08) a share, which are reconciled under the rate plans, and higher storm-related costs of $(0.06) a share, offset in part by the timing of compensation costs of $0.03 a share, a lower reserve for uncollectibles associated with the Coronavirus Disease 2019 (COVID-19) pandemic of $0.01 a share and lower incremental costs associated with the COVID-19 pandemic of $0.01 a share.
Depreciation, property taxes and other tax matters	(0.18)	Reflects higher property taxes of $(0.12) a share and higher depreciation and amortization expense of $(0.06) a share, both of which are recoverable under the rate plans.
Other	0.06	Primarily reflects lower costs associated with components of pension and other postretirement benefits other than service cost of $0.08 a share, unbilled amounts due to the suspension of customers' late payment charges and certain other fees associated with the COVID-19 pandemic of $(0.03) a share and the dilutive effect of Con Edison's stock issuances of $(0.03) a share.
Total CECONY	**$ 0.14**	
O&R[(a)]		
Operations and maintenance expenses	(0.01)	Primarily reflects higher storm-related costs.
Total O&R	**$ (0.01)**	
Clean Energy Businesses		
Operating revenues less energy costs	0.13	Primarily reflects higher revenue from renewable and sustainable electric production projects of $0.09 a share and higher wholesale revenues of $0.05 a share.
Operations and maintenance expenses	(0.10)	Primarily reflects an increase in operating expenses from renewable and sustainable electric production projects.
Net interest expense	0.33	Primarily reflects lower unrealized losses on interest rate swaps in the 2021 period.
HLBV effects	0.04	Primarily reflects lower losses from tax equity projects in the 2021 period.
Other	(0.02)	Primarily reflects lower income attributable to non-controlling interest of $(0.01) a share and a non-recurring tax benefit in 2020 allowed under the CARES Act signed into law in March 2020 of $(0.01) a share.
Total Clean Energy Businesses	**$ 0.38**	
Con Edison Transmission		
Total CET	**$ (0.39)**	Primarily reflects the impairment loss related to the investment in Stagecoach of $(0.36) a share and foregoing Allowance for Funds Used During Construction income starting in January 2021 until significant construction resumes on the Mountain Valley Pipeline of $(0.03) a share.
Other		
Parent company and consolidation adjustments	**$ (0.02)**	Primarily reflects lower consolidated state income tax benefits.
Reported EPS (GAAP)	**$ 0.10**	
Impairment loss related to investment in Stagecoach	0.35	
HLBV effects of the Clean Energy Businesses	(0.04)	
Net mark-to-market effects of the Clean Energy Businesses	(0.32)	Primarily reflects unrealized gains on interest rate swaps.
Adjusted EPS (non-GAAP)	**$ 0.09**	

a. Under the revenue decoupling mechanisms in the Utilities' New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison's results of operations.

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1Q 2021 vs. 1Q 2020 EPS Reconciliation by Company

Three Months Ended March 31, 2021

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$1.36**	**$0.08**	**$0.14**	**$(0.35)**	**$—**	**$1.23**
Impairment loss related to investment in Stagecoach (pre-tax)	—	—	—	0.51	—	0.51
Income taxes (a)	—	—	—	(0.15)	(0.01)	(0.16)
Impairment loss related to investment in Stagecoach (net of tax)	**—**	**—**	**—**	**0.36**	**(0.01)**	**0.35**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	—	—	—	—
Income taxes (b)	—	—	—	—	—	—
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**—**	**—**
Net mark-to-market losses (pre-tax)	—	—	(0.19)	—	—	(0.19)
Income taxes (b)	—	—	0.05	—	—	0.05
Net mark-to-market losses (net of tax)	**—**	**—**	**(0.14)**	**—**	**—**	**(0.14)**
Adjusted EPS – Non-GAAP basis	**$1.36**	**$0.08**	**$—**	**$0.01**	**$(0.01)**	**$1.44**

Three Months Ended March 31, 2020

	CECONY	O&R	CEBs	CET	Other(c)	Total
Reported EPS – GAAP basis	**$1.22**	**$0.09**	**$(0.24)**	**$0.04**	**$0.02**	**$1.13**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.06	—	—	0.06
Income taxes (b)	—	—	(0.02)	—	—	(0.02)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.04**	**—**	**—**	**0.04**
Net mark-to-market losses (pre-tax)	—	—	0.25	—	—	0.25
Income taxes (b)	—	—	(0.07)	—	—	(0.07)
Net mark-to-market losses (net of tax)	**—**	**—**	**0.18**	**—**	**—**	**0.18**
Adjusted EPS – Non-GAAP basis	**$1.22**	**$0.09**	**$(0.02)**	**$0.04**	**$0.02**	**$1.35**

a. The amount of income taxes was calculated using a combined federal and state income tax rate of 30% for the three months ended March 31, 2021.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 24% for the three months ended March 31, 2021 and 2020, respectively.
c. Includes parent company and consolidation adjustments.

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1Q 2021 Developments(a) 12 CECONY & O&R • CECONY’s and O&R’s allowances for uncollectible customer accounts reserve increased from $138 million and $8.7 million at December 31, 2020 to $171 million and $9.6 million at March 31, 2021, respectively (page 49) • In March 2020, New York State Governor Cuomo declared a State Disaster Emergency for the State of New York due to the COVID-19 pandemic and signed the "New York State on PAUSE" executive order that closed all non-essential businesses statewide. In March 2020, the Utilities began suspending service disconnections, certain collection notices, final bill collection agency activity, new late payment charges and certain other fees for all customers. The Utilities also began providing payment extensions for all customers that were scheduled to be disconnected prior to the start of the COVID-19 pandemic. In June 2020, the state of New York enacted a law prohibiting New York utilities, including CECONY and O&R, from disconnecting residential customers during the COVID-19 state of emergency. In addition, such prohibition will apply for an additional 180 days after the state of emergency ends for residential customers who have experienced a change in financial circumstances due to the COVID-19 pandemic. The law expires on March 31, 2021, although legislation has been introduced to extend the expiration date until December 31, 2021 or later. For the three months ended March 31, 2021, the estimated fees that were not billed by the Utilities were approximately $17 million for CECONY and $1 million for O&R. These unbilled amounts have reduced and may continue to reduce liquidity at the Utilities. (page 50) • In April 2021, CECONY filed a petition with the NYSPSC to timely establish a surcharge recovery mechanism for $52 million of late payment charges and fees, offset for related savings, for the year ended December 31, 2020 to begin in September 2021 and end in December 2022. The petition also requests a surcharge recovery or surcredit mechanism for any fee deferrals for 2021 and 2022 starting in January of the subsequent year over a twelve-month period, respectively. (page 22) • Administrative law judges have been appointed and hearings have been scheduled for CECONY and O&R to commence in September 2021 regarding the show cause orders for Tropical Storm Isaias. The Utilities have not accrued a liability related to this matter and are unable to determine the outcome of this proceeding at this time. (page 25) • In April 2021, New York State passed a law that increases the corporate franchise tax rate on business income from 6.5% to 7.25%, retroactive to January 1, 2021, for taxpayers with taxable income greater than $5 million. The law also reinstated the business capital tax at 0.1875%, not to exceed a maximum tax liability of $5 million per taxpayer. The provisions are not expected to have a material impact on the Companies’ financial position, results of operations or liquidity. (page 35) a. Page references to 1Q 2021 Form 10-Q.

1Q 2021 Developments (cont'd)(a) 13 CECONY & O&R • The Utilities’ New York rate plans allow them to defer costs resulting from a change in legislation, regulation and related actions that have taken effect during the term of the rate plans once the costs exceed a specified threshold. As of March 31, 2021, the reserve increases to the allowance for uncollectible accounts associated with the COVID-19 pandemic for CECONY electric and gas operations and O&R electric and gas operations were $106 million and $4 million, respectively, and were deferred pursuant to the legislative, regulatory and related actions provisions of the rate plans as a result of the New York State on PAUSE and related executive orders. The Utilities’ New York rate plans also provide for an allowance for write-offs of customer accounts receivable balances. The above amounts deferred pursuant to the legislative, regulatory and related actions provisions were reduced by the amount that the actual write-offs of customer accounts receivable balances were below the allowance reflected in rates (due to the New York State on PAUSE and related executive orders), which differences were $18 million and $2 million for CECONY and O&R, respectively, as of March 31, 2021. (page 22) • In April 2021, New York State passed a law that creates a program that allows eligible residential renters in New York State who require assistance with rent and utility bills to have up to twelve months of electric and gas utility bill arrears forgiven, provided that such arrears were accrued on or after March 13, 2020. The program will be administered by the State Office of Temporary Disability Assistance in coordination with the New York State Department of Public Service and the NYSPSC. Under the program, CECONY and O&R would qualify for a refundable tax credit for New York State gross-receipts tax equal to the amount of arrears waived by the Utilities in the year that the arrears are waived and certified by the NYSPSC. (page 23) • Compliance with 2019 New York State Department of Environmental Conservation (NYSDEC) limits on nitrous oxides (NOx) emissions during the ozone season from May through September will require affected fossil-fueled generating units (approximately 1,400 MW in CECONY's service territory, of which 65 MW is owned by CECONY) to cease operation during the ozone season, install emission controls, repower, or retire by 2023 or 2025. In April 2021, the NYSPSC approved CECONY’s December 2020 petition to recover $780 million of costs to construct the Reliable Clean City (RCC) projects to solve the local reliability needs. (page 47) a. Page references to 1Q 2021 Form 10-Q.

1Q 2021 Developments (cont'd)(a) 14 Clean Energy Businesses • The Clean Energy Businesses have 3,240 MW (AC) of utility-scale renewable energy production projects in service (2,809 MW) or in construction (431 MW) and 66 MW (AC) of behind-the-meter renewable energy production projects in service (62 MW) or in construction (4 MW). (page 69) • 1,211 of kWh of electricity was generated from solar projects and 342 of kWh generated from wind projects for the three months ended March 31, 2021 (page 70) • In April 2021, a subsidiary of the Clean Energy Businesses entered into an agreement to sell substantially all of its membership interests in one operating project that it developed and all of its membership interests in a second operating project that it acquired in 2016. The combined carrying value of both projects is approximately $200 million as of March 31, 2021. The closing of the sales, which are expected to occur by the end of the second quarter of 2021, are subject to certain regulatory approvals by FERC and the satisfaction of other closing conditions, and are not expected to have a material impact on Con Edison’s results of operations. (page 45) Con Edison Transmission • Con Edison Transmission owns, through subsidiaries, a 50 percent interest in Stagecoach, a joint venture that owns and operates an existing gas pipeline and storage business located in northeastern Pennsylvania and the southern tier of New York. Con Edison is in the process of considering strategic alternatives regarding its 50 percent interest in Stagecoach. As a result of information made available to Stagecoach as part of that process, Stagecoach performed a goodwill impairment test that resulted in Stagecoach recording a goodwill impairment charge of $343 million at March 31, 2021. Accordingly, Con Edison recorded a pre-tax loss on its interest in Stagecoach of $172 million ($120 million after-tax) within "Investment income/ (loss)" on Con Edison's consolidated income statement at March 31, 2021 that reduced the carrying value of its investment in Stagecoach from $839 million to $667 million. (page 20) • In May 2021, the operator of the Mountain Valley Pipeline, which is being constructed by a joint venture in which CET Gas owns an 11.2 percent interest (that is expected to be reduced to 8.5 percent based on the current project cost estimate and CET Gas’ previous capping of its cash contributions to the joint venture) indicated that, subject to receipt of certain authorizations and resolution of certain challenges, it is now targeting an in-service date for the project of summer 2022 at an overall project cost of approximately $6,200 million excluding allowance for funds used during construction. (page 70) a. Page references to 1Q 2021 Form 10-Q.

Five-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (Non-GAAP)

12 Months Ending December 31,

	2017	2018[a]	2019[a]	2020[a]	2021[a][b]
Reported EPS – GAAP basis	**$4.97**	**$4.43**	**$4.09**	**$3.29**	**$3.40**
Income tax effect of the TCJA	**(0.85)**	**0.14**	**—**	**—**	**—**
Impairment loss related to investment in Stagecoach (pre-tax)	—	—	—	—	0.51
Income taxes (d)	—	—	—	—	(0.16)
Impairment loss related to investment in Stagecoach (net of tax)	**—**	**—**	**—**	**—**	**0.35**
Impairment loss related to investment in Mountain Valley Pipeline, LLC (net of tax)	—	—	—	0.95	0.95
Income taxes (d)	—	—	—	(0.29)	(0.29)
Impairment loss related to investment in Mountain Valley Pipeline, LLC (net of tax)	**—**	**—**	**—**	**0.66**	**0.66**
HLBV effects of the Clean Energy Businesses (pre-tax)	—	—	0.31	0.14	0.08
Income taxes (d)	—	—	(0.09)	(0.04)	(0.02)
HLBV effects of the Clean Energy Businesses (net of tax)	**—**	**—**	**0.22**	**0.10**	**0.06**
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (pre-tax) (c)	—	(0.36)	—	—	—
Income taxes (d)	—	0.10	—	—	—
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (net of tax)	**—**	**(0.26)**	**—**	**—**	**—**
Net mark-to-market effects of the CEBs (pre-tax)	—	0.03	0.10	0.18	(0.28)
Income taxes (d)	—	(0.01)	(0.03)	(0.05)	0.08
Net mark-to-market effects of the CEBs (net of tax)	**—**	**0.02**	**0.07**	**0.13**	**(0.20)**
Adjusted EPS – Non-GAAP basis	**$4.12**	**$4.33**	**$4.38**	**$4.18**	**$4.27**

a. Federal income tax rate lowered to 21% from 35% upon enactment of the TCJA on December 22, 2017.
b. Represents 12-month trailing EPS ending March 31, 2021.
c. Gain recognized with respect to jointly owned renewable electric production projects on completion of the acquisition.
d. The amount of income taxes was calculated using applicable combined federal and state income tax rates for the three months ended March 31, 2021 and the years 2017 – 2020.

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Maintaining Focus on Our Core Principles During the Pandemic 16 • Safety and reliable service remain top priorities for Con Edison – Mobilized a pandemic planning team in January and an incident command system structure on March 16, 2020 – More than 8,000 of our employees are working from home or remotely – Pre-entry symptom surveys for employees arriving at critical locations • In March 2020, began suspending utility service disconnections, certain collection notices, final bill collection agency activity, new late payment charges and certain other fees for all customers – For the three months ended March 31, 2021, the estimated late payment charges and fees that were not billed by CECONY and O&R were approximately $17 million and $1 million, respectively – As of March 31, 2021, the reserve increases to the allowance for uncollectible accounts associated with the COVID-19 pandemic for CECONY electric and gas operations and O&R electric and gas operations were $106 million and $4 million, respectively, and were deferred pursuant to the legislative, regulatory and related actions provisions of the rate plans as a result of the New York State on PAUSE and related executive orders – CECONY’s and O&R’s allowances for uncollectible customer accounts reserve increased from $138 million and $8.7 million at December 31, 2020 to $171 million and $9.6 million at March 31, 2021, respectively

Supporting the Community During the Pandemic • Deployed 1 MW generator to support the field hospital setup located at the Brooklyn Cruise Terminal in Red Hook • Expanded grid service or provided engineering services for emergency field hospitals: – At Westchester County Center to support a 100-bed facility – At Javits Center to support a 2,500-bed facility – Into Central Park’s East Meadow to support Mount Sinai Hospital’s emergency facility – At U.S. Open facility in Queens to support a 500-bed facility • Provided donations to the Mayor’s Fund "NYC Healthcare Heroes Fund“ and the FDNY and NYPD Foundations to support NYC first responders • Donated almost 100,000 N95 masks for healthcare workers • Building 40,000 face shields in our machine shop for healthcare workers 17

Financial Impacts of COVID-19 on Year-Ended 2020 and Quarter ended March 31, 2021

Impact on Income before income tax expense[(a)]
($ in millions)

CECONY



$6.9
Employee retention tax credit under the CARES Act
(71.1)
Unbilled amounts for late payment and other charges
(33.9)
Lower non-RDM revenue estimate
(17.6)
Materials/supplies and O&M
Increases to allowance for uncollectible accounts were fully deferred(d)
Total $(115.7)

O&R



$1.1
Employee retention tax credit under the CARES Act
(3.9)
Unbilled amounts for late payment and other charges
(1.9)
Materials/supplies and O&M
Increases to allowance for uncollectible accounts were fully deferred(d)
Total $(4.7)

Balance Sheet Impact
($ in millions)



$612.9
$307.3
$61.6
Electric
Gas
Increase in aged A/R(b)
Increase in deferred RDM revenues from customers(c)



$12.1
$8.3
$0.8
Electric
Gas
Increase in aged A/R(b)
Increase in deferred RDM revenues from customers(c)

a. Net income impact of $(0.26) a share and $(0.01) a share for CECONY and O&R, respectively.
b. Represents an increase in the accounts receivable (A/R) balance in arrears over 60 days from February 28, 2020 to March 31, 2021.
c. Represents the increase in the RDM receivable from customers from January 1, 2020 to March 31, 2021 from the COVID-19 pandemic, weather for CECONY and O&R Electric and other factors. CECONY's electric RDM balance as of December 31, 2020 ($242.1 million) is being recovered from customers beginning February 2021 over the ensuing six month period. CECONY's gas and O&R's electric and gas RDM balance as of December 31, 2020 ($27.1 million, $6 million and $0.5 million, respectively) is being recovered from customers beginning February 2021 over the ensuing twelve month period.
d. Deferral began in 2020 under the legislative, regulatory and related actions provision of CECONY and O&R's New York rate plans. The amounts deferred are reduced by the amount that the actual write-offs of customer accounts receivable balances were below the allowance reflected in rates.

conEdison, inc.
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Customer Breakdown of Electric Deliveries and Revenues 19 2020 Electric Delivery Volumes Millions of kWh delivered CECONY 2020 Electric Revenues ($ in millions) 14,179 27,575 9,817 Full Service Retail Choice Residential/ Religious Commercial/ Industrial NYPA, Municipal and Other Sales $3,439 $3,681 $713 $270 Residential/ Religious Commercial/ Industrial NYPA, Municipal and Other Sales Other operating revenues 2,407 2,806 121 Full Service Retail Choice Residential/ Religious Commercial/ Industrial Public authorities $391 $227 $10 $1 Residential/ Religious Commercial/ Industrial Public authorities Other operating revenues Commercial & Industrial customers share of 2020 CECONY electric deliveries and revenues: • 53% of volumes • 45% of revenues Commercial & Industrial customers share of 2020 O&R electric deliveries and revenues: • 53% of volumes • 36% of revenues O&R

Estimated Non-Weather Impact on Electric Delivery Volume and Revenues for the three months ended March 31, 2021 vs. March 31, 2020

Impact on Electric Delivery Volume[(a)]
Millions of kWh delivered



CECONY
4%
136
(9)%
(630)
(6)%
(148)
Residential
Commercial
NYPA
O&R
6%
31
(8)%
(59)
Residential
Commercial

Impact on Electric Delivery Revenues[(b)]
$ in thousands



CECONY
13%
$61
3%
$16
—%
$0
Residential
Commercial
NYPA
O&R
13%
$7
(3)%
$(1)
Residential
Commercial

CECONY - March 31, 2021 vs. March 31, 2020
O&R - March 31, 2021 vs. March 31, 2020

a. Impact as compared to actuals for the three months ended March 31, 2021 vs. March 31, 2020. COVID-19 impact for 2020 began mid-March 2020.
b. Impact as compared to actuals for the three months ended March 31, 2021 vs. March 31, 2020. Delivery revenues are not adjusted for weather; changes in revenues include rate increases in each year. Amounts deferred and generally recoverable in the August – January period for CECONY and February – following January period for O&R through the revenue decoupling mechanism provisions in the respective rate plans.

conEdison, inc.
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$1,140 $998 $1,002 $1,072 $663 $753 $159 $58 $71 $134 $(103) $35 $160 $170 $166 $170 $151 $145 $469 $476 $444 $464 $330 $335 $352 $294 $321 $304 $285 $238 2016 2017 2018 2019 2020 2021E CECONY Operations and Maintenance Expenses(a) ($ in millions) 21 a. Prior to 2020, select facilities and telecommunication expenses were categorized as Other Expenses. After 2020, the expenses are included in the Departmental category. b. Other Expenses generally are either reconciled through amounts reflected in rates, or represent surcharges that are recovered in revenues from customers. c. Includes Demand Side Management, System Benefit Charges and Public Service Law 18A assessments which are collected in revenues. d. Represents service costs net of capitalization and rate reconciliation; excludes non-service components of Pension/OPEBs pursuant to Accounting Standards Update 2017-07. For the three months ended March 31, 2021, CECONY recorded non-service cost components of $31 million. See page 29 of the 1Q 2021 Form 10-Q. Other Expenses(b) $1,477 $1,528 $1,553 $1,563 $1,606 $1,691 2016 2017 2018 2019 2020 2021E Departmental Pension/ OPEBs (d) Regulatory Fees and Assessments (c) Healthcare/ Other Employee Benefits Other $428 YTD $75 YTD $78 YTD $37 YTD $(10) YTD

Composition of Regulatory Rate Base(a) (as of March 31, 2021) 22 a. Average rate base for 12 months ended March 31, 2021. CECONY ($ in millions) Electric NY $22,460 Gas NY 7,283 Steam NY 1,520 Total CECONY $31,263 O&R ($ in millions) O&R Electric NY $919 O&R Gas NY 496 RECO NJ 282 Total O&R $1,697 Total Rate Base $32,960 CECONY Electric CECONY Gas CECONY Steam O&R RECO

Average Rate Base Balances ($ in millions) 23 $23,710 $24,638 $27,057 $29,008 $30,697 $33,144 $34,881 $36,686 $1,304 $1,376 $1,458 $1,551 $1,662 $1,733 $1,896 $2,002 $25,014 $28,515 O&R CECONY 3-year CA GR 6.0% 2016 2017 2018 2019 2020 2021E 2022E 2023E CECONY Electric $17,971 $18,513 $20,057 $21,149 $22,101 $23,521 $24,666 $25,930 Gas 4,267 4,723 5,581 6,408 7,110 8,122 8,704 9,234 Steam 1,472 1,402 1,419 1,451 1,486 1,501 1,511 1,522 O&R Electric 731 759 806 842 901 948 1,028 1,071 Gas 362 392 426 455 490 498 565 616 RECO Electric 211 225 226 254 271 287 303 315 $32,359 $26,014 ForecastActual $34,877 a. Amounts reflect the company's five-year forecast presented to the Board of Directors on January 21, 2021. b. Reflects additional investments for the Reliable Clean City (RCC) projects approved by the NYSPSC in Case 19-E-0065 on April 15, 2021. $30,559 $36,777 (a)(b)(a)(b) (a)(b) $38,553

Regulated Utilities' Rates of Return and Equity Ratios (12 Months ended March 31, 2021) 24 Regulated Basis Allowed Actual CECONY Electric 8.8% 8.3% Gas 8.8 9.9 Steam 9.3 4.6 Overall – CECONY 8.8 8.5 CECONY Equity Ratio 48.0% 46.1% O&R Electric 9.0% 8.6% Gas 9.0 9.7 RECO 9.5 2.6 Overall – O&R 9.1 7.9 O&R Equity Ratio 48.0% 47.1% a. Weighted by rate base. (a) (a)

Capital Expenditures ($ in millions) 25 $5,235 $3,606 $5,249 $3,676 $4,085 $4,048 $4,207 $4,419 $2,922 $3,093 $3,210 $3,223 $3,466 $3,751 $3,742 $3,972 $1,235 $447 $1,791 $248 $616 $250 $400 $400 $1,078 $66 $248 $205 $3 $47 $65 $47 2016 2017 2018 2019 2020 2021E 2022E 2023E a. 2016 includes Stagecoach JV investment of $974 million. b. 2018 includes Clean Energy Businesses' purchase of Sempra Solar Holdings, LLC. c. Amounts reflect the company's five-year forecast presented to the Board of Directors on January 21, 2021. d. Reflects additional investments for the RCC projects approved by the NYSPSC in Case 19-E-0065 on April 15, 2021. e. 2020 Form 10-K, page 33. Actual Forecast (a) (b) (c)(d) (c)(d)(c)(d) (e) CECONY & O&R - actual Clean Energy Businesses - actual Con Edison Transmission - actual CECONY & O&R - forecast Clean Energy Businesses - forecast Con Edison Transmission - forecast

Utilities' Capital Expenditures ($ in millions) 26 $2,922 $3,093 $3,210 $3,223 $3,466 $3,751 $3,742 $3,972 2016 2017 2018 2019 2020 2021E 2022E 2023E Gas Electric Annual CECONY Capital Expenditures Annual O&R Capital Expenditures Electric Gas Steam Depreciation Electric Gas Depreciation 2016 1,819 811 126 1,106 114 52 67 2017 1,905 909 90 1,195 128 61 71 2018 1,861 1,050 94 1,276 138 67 77 2019 1,851 1,078 91 1,373 142 61 84 2020 2,080 1,044 122 1,598 159 61 90 2021E(a)(b) 2,314 1,126 100 1,661 150 61 97 2022E(a)(b) 2,370 1,014 91 1,763 184 83 103 2023E(a)(b) 2,555 1,056 94 1,850 187 80 110 Steam Depreciation Actual Forecast a. Amounts reflect the company's five-year forecast presented to the Board of Directors on January 21, 2021. b. Reflects additional investments for the RCC projects approved by the NYSPSC in Case 19-E-0065 on April 15, 2021. c. 2020 Form 10-K, page 33. (a)(b) (a)(b) (a)(b) (c)

27 ($ in millions) 2021 2022 2023 2024 2025 Con Edison [parent company] $1,178 $293 $650 $— $— CECONY 640 — — 250 — O&R — — — — — CEBs 151 157 329 147 328 Total $1,969 $450 $979 $397 $328 Financing Plan for 2021 – 2023 Financing Plan • Issue between $1,900 million and $2,600 million of long-term debt, including for maturing securities, primarily at the Utilities, in 2021 and approximately $1,400 million in aggregate of long-term debt at the Utilities during 2022 and 2023 • Issue debt secured by Clean Energy Businesses’ renewable electric production projects • Issue up to $800 million of common equity in 2021 and approximately $700 million in aggregate of common equity during 2022 and 2023, in addition to equity issued through dividend reinvestment, employee stock purchase and long-term incentive plans Debt Maturities (b) (a) a. Con Edison prepaid the remaining $675 million of a February 2019 term loan during the three months ended March 31, 2021. b. CEBs repaid $20 million of the maturing debt during the three months ended March 31, 2021.

28 2021 Financing Activity • During the first quarter of 2021, Con Edison optionally prepaid the remaining $675 million outstanding under a February 2019 term loan prior to its maturity in June 2021 • In February 2021, a subsidiary of the Clean Energy Businesses borrowed $250 million at a variable rate(a) due 2028, secured by equity interests in four of the company’s solar electric production projects • In February 2021, a subsidiary of the Clean Energy Businesses entered into an agreement with a tax equity investor for the financing of a portfolio of three of the Clean Energy Businesses’ solar electric production projects (CED Nevada Virginia). Under the financing, the tax equity investor acquired a noncontrolling interest in the portfolio and will receive a percentage of earnings, tax attributes and cash flows. The tax equity investor’s funding obligation is subject to certain conditions precedent and a maximum funding obligation of $270 million. As of March 31, 2021, $39 million has been funded, with remaining amounts to be funded upon the satisfaction of the remaining conditions precedent, including the projects reaching commercial operation, which is expected to occur later this year • At March 31, 2021, a subsidiary of the Clean Energy Businesses had $472 million of borrowings outstanding under a $574 million variable-rate construction loan facility that matures no later than November 2021 and is secured by three of the company’s solar electric production projects • In March 2021, a subsidiary of the Clean Energy Businesses agreed to issue $229 million aggregate principal amount of 3.77 percent senior notes, due 2046, the proceeds of which will repay a portion of the borrowings outstanding under a construction loan facility • In April 2021, Con Edison entered into a credit agreement under which banks are committed until May 18, 2021, subject to certain conditions, to provide to Con Edison a $500 million variable-rate 364-day term loan, the borrowing from which is intended to repay $500 million debentures that mature on May 15, 2021 a. The CEB subsidiary has entered into fixed-rate interest rate swaps in connection with this borrowing.

Capital Structure – March 31, 2021 ($ in millions) 29 Consolidated Edison, Inc. Baa2 / BBB+ / BBB+ CECONY Baa1 / A- / A- O&R Baa2 / A- / A- Parent and Other Debt 21,916 53% Equity 19,282 47 Total $ 41,198 100% Debt $ 16,791 52% Equity 15,192 48 Total $ 31,983 100% Debt $ 893 51% Equity 855 49 Total $ 1,748 100% Debt $ 4,232 57% Equity 3,235 43 Total $ 7,467 100% Amounts shown exclude notes payable and include the current portion of long-term debt. Senior unsecured credit ratings shown in order of Moody’s / S&P / Fitch. Moody’s has stable outlooks for each entity. S&P and Fitch have negative outlooks for each entity. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Commercial Paper Borrowings ($ in millions) 30

CECONY Electric • Pursuant to the rate plan approved on January 16, 2020 (Case 19-E-0065), TCJA net benefits are reflected as follows: – the 2019 savings from the TCJA were passed back to customers in 2019 – pass back of the 2018 savings ($377 million) over a three-year period – $126 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($1,663 million) over remaining lives of the related assets - approximately $50 million annually - and the unprotected portion ($784 million) over a five-year period - $157 million annually, as proposed in the initial filing CECONY Gas • Pursuant to the rate plan approved on January 16, 2020 (Case 19-G-0066), TCJA net benefits are reflected as follows: – the 2019 savings from the TCJA were passed back to customers in 2019 – pass back of the remaining portion of the 2018 savings ($63 million) over a two-year period – $32 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($725 million) over remaining lives of the related assets - approximately $14 million annually - and the unprotected portion ($107 million) over a five-year period - $21 million annually, as proposed in the initial filing CECONY Steam • Customer credit of $25 million started on October 1, 2018 and includes: – annual ongoing tax savings of $14 million – pass back of January – September 2018 tax savings ($15 million) over a three-year period – $5 million annually – pass back of protected and unprotected portions of net regulatory liability for excess deferred income taxes ($169 million and $16 million, respectively) over the life of the assets – $6 million annually (amortization period for unprotected balance will be reviewed in the next rate case filing) a. See Note B – Regulatory Matters/Other Regulatory Matters on pages 21 - 27 and Note J – Income Taxes on pages 34 - 35 in the 1Q 2021 Form 10-Q. New York State Public Service Commission Order in Case 17-M-0815 – Proceeding on Motion of the Commission on Changes in Law that May Affect Rates (August 9, 2018) Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA)(a) 31

O&R Electric and Gas • O&R, pursuant to the November 2018 joint proposal (Case 18-E-0067; 18-G-0068), is reflecting its TCJA net benefits as follows: – annual ongoing savings of $18 million – pass back of 2018 savings ($22 million) over a three-year period – $7 million annually – pass back of protected portion of net regulatory liability for excess deferred income taxes ($123 million) over remaining lives of the related assets and the unprotected portion ($30 million) over a fifteen-year period - $4 million annually Rockland Electric Company (RECO) • NJBPU Docket No. AX1801001 – In the Matter of the Board’s Consideration of the 2017 Tax Cuts and Jobs Act – $2.9 million rate decrease started on April 1, 2018 – customers were paid $1 million in July 2018 for January to March 2018 tax savings – pass back of protected portion of net regulatory liability for excess deferred income taxes ($14 million) over remaining lives of the related assets and the unprotected portion ($10 million) over a three-year period – $3 million annually • FERC Docket No. EL18-111-000 – In November 2018, the Federal Energy Regulatory Commission (FERC) issued an order directing RECO to refund $0.6 million to its transmission customers and reducing its annual transmission revenue requirement by an immaterial amount to reflect the TCJA a. See Note B – Regulatory Matters/Other Regulatory Matters on pages 21 - 27 and Note J – Income Taxes on pages 34 - 35 in the 1Q 2021 Form 10-Q. Utilities' Rate Adjustments for Tax Cuts and Jobs Act of 2017 (TCJA) (cont'd)(a) 32

Tax Update on the CARES Act and 2021 Appropriations Act 33 Coronavirus Aid, Relief, and Economic Security (CARES) Act: • Enacted on March 27, 2020 in response to the COVID-19 pandemic • Contains $2.3 trillion in economic relief to eligible businesses and individuals impacted by the COVID-19 outbreak Opportunities Applicable to Con Edison: • Five-year carryback of a net operating loss (NOL) for tax years 2018-2020 – Con Edison carried back its NOL of $29 million from tax year 2018 to tax year 2013. This allowed Con Edison, mostly at the Clean Energy Businesses, to receive a $2.5 million net tax refund and to recognize a discrete income tax benefit of $4 million in 2020, due to the higher federal statutory tax rate in 2013 – Con Edison and its subsidiaries did not have a federal NOL in tax years 2019 or 2020 • Due to temporary relaxation of limitations on interest deductions under IRS Code 163(j), Con Edison and its subsidiaries benefited: – By the increase in the percentage for calculating the limitation on the interest expense deduction from 30 percent of Adjusted Taxable Income (ATI) to 50 percent of ATI in 2019 and 2020 – This allowed the Companies to deduct 100 percent of their interest expense – over $900 million annually • The companies qualify for an Employee Retention Tax Credit and Deferral of Payroll Tax – Eligible employers that continue to pay employees, but a portion of its workforce cannot perform their regular jobs due to Coronavirus pandemic – Receive a 50 percent credit on wages up to $10,000 per employee against their employment taxes each quarter – For the year ended December 31, 2020, Con Edison and CECONY recognized a tax benefit to Taxes, other than income taxes of $10 million and $7 million, respectively – Allows for deferral of employer share (6.2 percent) of employee wages subject to Social Security payroll taxes that would have been otherwise owed from March 27 through December 31, 2020 (the Companies deferred the payment of employer payroll taxes for the period April 1, 2020 through December 31, 2020 of approximately $71 million ($63 million of which is for CECONY) – 50 percent repayment of payroll taxes due by December 2021 and remaining 50 percent due by December 2022 – In December 2020, the Consolidated Appropriations Act, 2021 (the 2021 Appropriations Act) was signed into law. The 2021 Appropriations Act, among other things, extends the expiring employee retention tax credit to include qualified wages paid in the first two quarters of 2021, increases the qualified wages paid to an employee from 50 percent up to $10,000 annually in 2020 to 70 percent up to $10,000 per quarter in 2021 and increases the maximum employee retention tax credit amount an employer can take per employee from $5,000 in 2020 to $14,000 in the first two quarters of 2021. In March 2021, the American Rescue Plan Act was signed into law that expanded the 2021 Appropriations Act to expand the period for eligible employers to receive the employer retention credit from June 30, 2021 to December 31, 2021.

Utilities' Sales and Revenues – Electric First Quarter
($ in millions)

Electric – 1st Quarter

	Millions of Kilowatt-hours		Revenues in Millions	
	2021	**2020**	**2021**	**2020**
Con Edison of New York				
Residential and Religious	2,606	2,343	$753	$609
Commercial and Industrial	2,354	2,401	528	433
Retail choice customers	5,229	5,713	581	555
Public Authorities	33	27	7	4
NYPA, Municipal Agency and other	2,255	2,348	141	140
Total Sales[(a)]	**12,477**	**12,832**	**$2,010**	**$1,741**
Orange and Rockland				
Residential and Religious	381	352	$70	$67
Commercial and Industrial	200	208	26	27
Retail choice customers	673	638	48	39
Public Authorities	25	26	2	2
Total Sales[(a)]	**1,279**	**1,224**	**$146**	**$135**
Regulated Utility Sales & Revenues				
Residential and Religious	2,987	2,695	$823	$676
Commercial and Industrial	2,554	2,609	554	460
Retail choice customers	5,902	6,351	629	594
Public Authorities	58	53	9	6
NYPA, Municipal Agency and other	2,255	2,348	141	140
Total Sales	**13,756**	**14,056**	**$2,156**	**$1,876**

a. Electric delivery volumes in CECONY's and O&R's service areas decreased 2.8 percent and increased 4.5 percent, respectively, for the three months ended March 31, 2021 compared with the 2020 period. After adjusting for weather and other variations, electric delivery volumes in CECONY's and O&R's service areas decreased 5.6 percent and 1.9 percent, respectively, for the three months ended March 31, 2021 compared with the 2020 period.

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Utilities' Sales and Revenues – Gas First Quarter
($ in millions)

Gas – 1st Quarter	Thousands of Dekatherms 2021	Thousands of Dekatherms 2020	Revenues in Millions 2021	Revenues in Millions 2020
Con Edison of New York				
Residential	26,221	22,622	$455	$383
General	12,912	11,957	168	138
Firm Transportation	34,846	32,984	305	292
Total Firm Sales and Transportation[a]	**73,979**	**67,563**	**928**	**813**
Interruptible Sales	1,853	2,486	9	11
Transportation of Customer Owned Gas	22,272	25,182	19	18
Total Sales	**98,104**	**95,231**	**$956**	**$842**
Off-system Sales	—	—	—	—
Orange and Rockland				
Residential	5,260	4,074	$66	$51
General	1,108	931	12	9
Firm Transportation	3,582	3,543	25	27
Total Firm Sales and Transportation[a]	**9,950**	**8,548**	**103**	**87**
Interruptible Sales	1,217	1,165	2	2
Transportation of Customer Owned Gas	185	373	—	—
Total Sales	**11,352**	**10,086**	**$105**	**$89**
Off-system Sales	—	—	—	—
Regulated Utility Sales & Revenues				
Residential	31,481	26,696	$521	$434
General	14,020	12,888	180	147
Firm Transportation	38,428	36,527	330	319
Total Firm Sales and Transportation	**83,929**	**76,111**	**1,031**	**900**
Interruptible Sales	3,070	3,651	11	13
Transportation of Customer Owned Gas	22,457	25,555	19	18
Total Sales	**109,456**	**105,317**	**$1,061**	**$931**
Off-system Sales	—	—	—	—

a. Firm sales and transportation volumes in CECONY's and O&R's service areas increased 9.5 percent and 16.4 percent, respectively, for the three months ended March 31, 2021 compared with the 2020 period. After adjusting for weather and other variations, firm sales and transportation volumes in CECONY's and O&R's service areas decreased 0.2 percent and 1.9 percent, respectively, for the three months ended March 31, 2021 compared with the 2020 period.

conEdison, inc.
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Utilities' Sales and Revenues – Steam First Quarter ($ in millions) 36 Steam 1st Quarter Millions of Pounds Revenues in Millions 2021 2020 2021 2020 Con Edison of New York General 334 262 $14 $12 Apartment House 2,313 2,176 66 65 Annual Power 5,161 4,519 175 161 Total Sales(a) 7,808 6,957 $255 $238 a. Steam sales and deliveries increased 12.2 percent for the three months ended March 31, 2021 compared with the 2020 period. After adjusting for weather and other variations, steam sales and deliveries decreased 6.7 percent for the three months ended March 31, 2021 compared with the 2020 period.

Income Statement – 2021 First Quarter

($ in millions)

	CECONY	O&R	CEBs	CET[a]	Other[b]	Total
Total operating revenues	$3,205	$248	$224	$1	$(1)	$3,677
Depreciation and amortization	415	24	58	—	—	497
Other operating expenses	2,004	175	138	4	(1)	2,320
Total operating expenses	2,419	199	196	4	(1)	2,817
Operating income	786	49	28	(3)	—	860
Other income (deductions)	(23)	(3)	—	(159)	(1)	(186)
Interest expense	184	10	(28)	5	5	176
Income before income tax expense	579	36	56	(167)	(6)	498
Income tax expense	114	9	6	(45)	(6)	78
Net income	$465	$27	$50	$(122)	$—	$420
Income attributable to non-controlling interest	—	—	1	—	—	1
Net income for common stock	$465	$27	$49	$(122)	$—	$419

For the CEBs, reconciliation of net income for common stock to adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) (Non-GAAP)

Net income for common stock	$49
Mark-to-market pre-tax loss/(gain)	(65)
HLBV pre-tax loss/(gain)	1
Interest expense/(income), excluding mark-to-market effects of interest rate swaps	32
Income tax (benefit)/expense	7
Pre-tax equivalent of production tax credits (24%)	8
Depreciation and amortization	59
Adjusted EBITDA (non-GAAP)	$91

a. Net income for common stock for CET of $(122) million includes after-tax investment income of $0.1 million for Mountain Valley Pipeline, LLC, $8 million for Stagecoach and $4 million for New York Transco LLC.

b. Includes parent company and consolidation adjustments.

Con Edison's consolidated financial statements and the notes thereto are in Item 1 of the first quarter 2021 Form 10-Q.

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Statement of Cash Flows – 2021 First Quarter ($ in millions) CECONY O&R CEBs CET Other(a) Total Net cash flows from/(used in) operating activities $220 $15 $(124) $— $178 $289 Net cash flows from/(used in) investing activities (902) (52) (141) — (1) (1,096) Net cash flows from/(used in) financing activities (355) 24 175 — (316) (472) Net change for the period (1,037) (13) (90) — (139) (1,279) Balance at beginning of period 1,067 37 187 — 145 1,436 Balance at end of period (b) $30 $24 $97 $— $6 $157 a. Includes parent company and consolidation adjustments. b. See "Reconciliation of Cash, Temporary Cash Investments and Restricted Cash" in Note A in Item 1 of the first quarter 2021 Form 10-Q. Con Edison’s consolidated financial statements and the notes thereto are in Item 1 of the first quarter 2021 Form 10-Q. 38

Balance Sheet – As of March 31, 2021 ($ in millions) CECONY O&R CEBs CET Other(a) Total ASSETS Current assets $3,936 $273 $430 $27 $(79) $4,587 Investments 550 26 — 1,085 (7) 1,654 Net plant 39,966 2,486 4,600 17 — 47,069 Other noncurrent assets 6,265 457 1,830 33 404 8,989 Total assets $50,717 $3,242 $6,860 $1,162 $318 $62,299 LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities $4,788 $314 $1,478 $91 $(112) $6,559 Noncurrent liabilities 14,586 1,180 157 (15) (64) 15,844 Long-term debt 16,151 893 2,630 500 440 20,614 Equity 15,192 855 2,595 586 54 19,282 Total liabilities and equity $50,717 $3,242 $6,860 $1,162 $318 $62,299 a. Includes parent company and consolidation adjustments. Con Edison’s consolidated financial statements and the notes thereto are in Item 1 of the first quarter 2021 Form 10-Q. 39

Reliable Clean City (RCC) Projects Approximately $780 million investment to maintain and improve reliability, enhance resiliency, and advance climate goals • On April 15, 2021, NYSPSC approved CECONY’s request (Case 19-E-0065) to recover costs of three transmission projects which will provide relief from loss of “peakers” and enable delivery of renewable generation – both from offshore and from upstate • NYSDEC’s Peaker Rule limiting NOx emissions from fossil generation during the summer ozone season will require affected units to cease operation during the ozone season, install emission controls, repower, or retire by 2023 or 2025; resulting in the loss of 1,400 MW in NYC • The RCC projects, which are planned to begin construction in 2022, include: 40

Con Edison Sustainability Rankings and Ratings for 2020-2021

- AA out of AAA Environmental, Social and Governance (ESG) rating by **MSCI**
- 1st quartile ranking among global utilities in ESG rating by **Sustainalytics**
- 3rd among utilities in Sustainability Index by **J.D. Power**
- CECONY and O&R were recipients of the **PA Consulting Group** 2020 ReliabilityOne™ Award for Outstanding Reliability Performance in the Northeast Region Metropolitan Service Area and suburban/rural service area, respectively
- 2nd in Business Customer Satisfaction among large utilities in the East by **J.D. Power**
- 2nd among utilities by **Diversity Inc.**
- 8th among S&P 500 companies in **As You Sow** 2021 Racial Justice Scorecard
- 4th among utilities and among Index Trendsetters with score of 94.3 in the 2020 **CPA-Zicklin Index** for Corporate Political Disclosure and Accountability
- One of ten electric power companies on EPA Utility Transformation Leaderboard from **Smart Electric Power Alliance** 2021 Utility Transformation Challenge
- 6th among utilities by **JUST Capital**
- Among 300 Most Responsible Companies by **Newsweek's** 2020 America's Most Responsible Companies
- 8th overall by **Military Times** Best for Vets

conEdison, inc.
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Con Edison Environmental, Social & Governance (ESG) Resources • Con Edison’s Clean Energy Vision looking toward a clean energy future • Sustainability Report – Con Edison's Sustainability report • Our ESG reporting standards: • Edison Electric Institute / American Gas Association ESG templates – Industry reporting standards • Sustainability Accounting Standards Board (SASB) – Broad ESG reporting standard • Task Force on Climate-Related Financial Disclosures (TCFD) – Broad ESG reporting standard Link to more ESG resources: https://conedison.gcs-web.com/environmental-social-and-governance-esg-resources 42

Con Edison Environmental, Social & Governance Resources (cont'd) • Climate Change Resilience and Adaptation Plan – January 2021 • Climate Change Vulnerability Study – December 2019 • Diversity and Inclusion Report examines Con Edison's diverse and inclusive culture • 2021 Proxy Statement • Highlighting how the Company supports our communities through Community Partnerships • Our Standards of Business Conduct guide our Political Engagement Link to more ESG resources: https://conedison.gcs-web.com/environmental-social-and-governance-esg-resources 43

Rating Agency Credit Metrics

Rating Agency	Rating / Outlook[a]	Rating Agency Key Metric[b]	Rating Agency Forecast[c]	Rating Agency Downgrade Threshold
Moody's Investors Services	• CEI: Baa2 / Stable • CECONY: Baa1 / Stable • O&R: Baa2 / Stable	CFO pre-WC[e] / Debt	• >13% • 14% - 16% • <15%	• <13% • <14% • <13%
S&P Global Ratings[d]	• CEI: BBB+ / Negative • CECONY: A- / Negative • O&R: A- / Negative	Funds from operations to Debt	• 16%	• <16%
Fitch Ratings	• CEI: BBB+ / Negative • CECONY: A- / Negative • O&R: A- / Negative	Funds from operations-Adjusted Leverage	• >5.0x • >5.0x • 4.6x	• >5.0x • >5.0x • >5.0x

This slide reflects the company's understanding of certain credit criteria of the rating agencies at this time, which are subject to change.

Source: Moody's Investors Service Credit Opinion March 17, 2020 for CECONY, Moody's Investors Service Credit Opinion December 23, 2020 for CEI and Moody's Investors Service Credit Opinion January 27, 2021 for O&R; S&P Global Ratings RatingsDirect November 24, 2020; Fitch Ratings press release "Fitch Affirms ConEd & Subsidiaries at 'BBB+'; Outlook Remains Negative" December 14, 2020.

a. Represents senior unsecured ratings. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.
b. As defined and calculated by each respective rating agency. The rating agencies use other metrics that are not described on this slide.
c. Forecast represents: "12-18 Month Forward View As of Date Published" for Moody's regarding CECONY and O&R and 2020-2022 for CEI; "For 2020 and 2021" for S&P; "in 2020 and 2021" for Fitch regarding CEI and CECONY and "over 2020-2022" regarding O&R.
d. S&P rates CECONY and O&R on a group rating methodology with Con Edison.
e. CFO pre-WC is defined by Moody's as cash flow from operations before changes in working capital.

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List of Notes to 2021 First Quarter Form 10-Q Financial Statements 45 Page A – Summary of Significant Accounting Policies and Other Matters 19 - 21 B – Regulatory Matters 21 - 27 C – Capitalization 28 D – Short-Term Borrowing 28 - 29 E – Pension Benefits 29 F – Other Postretirement Benefits 30 G – Environmental Matters 30 - 32 H – Other Material Contingencies 32 - 33 I – Leases 33 - 34 J – Income Tax 34 - 35 K – Revenue Recognition 36 - 37 L – Current Expected Credit Losses 37 - 38 M – Financial Information by Business Segment 38 N – Derivative Instruments and Hedging Activities 38 - 41 O – Fair Value Measurements 41 - 43 P – Variable Interest Entities 43 - 45 Q – New Financial Accounting Standards 45 R – Dispositions 45